EXHIBIT 23.1

HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA’s, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated September 23rd, 2014 on the financial statements of Sunrise Tours, Inc. for the years ended August 31, 2013 and 2014 and from the period from March 19, 2013 (inception) through August 31, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 11th day of November 2014.

/S/ Harris & Gillespie CPA’s, PLLC

Certified Public Accountant